As filed with the Securities and Exchange Commission on March 7, 2012

Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CABOT MICROELECTRONICS CORPORATION
(Exact Name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	36-4324765 (I.R.S. Employer Identification Number)

870 North Commons Drive Aurora, Illinois (Address of Principal Executive Offices)	60504 (Zip Code)

Cabot Microelectronics 2012 Omnibus Incentive Plan
(Full title of the plan)

William S. Johnson
Vice President and Chief Financial Officer
Cabot Microelectronics Corporation
870 North Commons Drive
Aurora, Illinois 60504
 (Name and address of agent for service)

(630) 375-6631
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer    X                                                                                                                                 Accelerated filer
Non-accelerated filer          (Do not check if a smaller reporting company)                                                                                                                         Smaller Reporting Company ____

Calculation of Registration Fee
___________________________

Title of securities to be Registered	Amount to be registered (1) (2)	Proposed maximum offering price per share (5)	Proposed maximum aggregate offering price (5)	Amount of registration fee (2)
Common Stock par value $.001 per share	2,901,360 (3)	$33.88	$98,298,077	$11,264.96
Common Stock par value $.001 per share (from Second Amended and Restated Cabot Microelectronics Corporation 2000 Equity Incentive Plan)	2,033,084 (4)	$33.88	$68,880,886	$7,893.75
Total	4,934,444	$33.88	$167,178,963	$19,158.71

(1)           Plus such additional number of shares as may be required in the event of a stock dividend, stock split, recapitalization or other similar event in accordance with Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”).

(2)           Pursuant to the terms of the Cabot Microelectronics Corporation 2012 Omnibus Incentive Plan (the “Plan”), the number of shares of our Common Stock, $.001 par value (“Common Stock”) reserved for issuance under the Plan is 2,901,360 (adjusted as detailed below), plus any shares that are or become available for issuance under the Second Amended and Restated Cabot Microelectronics Corporation 2000 Equity Incentive Plan (the “Previous Plan”) following March 6, 2012, which was the date on which our stockholders approved the Plan.  This Registration Statement registers additional shares of our Common Stock available for issuance under the Previous Plan, for which Registration Statement No. 333-123692 is currently effective.  Therefore, in addition to the 2,901,360 shares of our Common Stock reserved for issuance under the Plan, 2,033,084 shares of our Common Stock (as detailed below) plus the shares subject to outstanding awards under the Previous Plan as of March 6, 2012 that expire or are forfeited, cancelled, surrendered or terminated without issuance of shares will be available for future issuance under the Plan.  All new awards will be granted under the Plan.  Pursuant to Instruction E on Form S-8, the registration fee is being paid with respect to the 2,901,360 shares of our Common Stock only.

(3)           As required by the terms of the Plan, the aggregate number of shares of our Common Stock reserved for issuance and delivery under the Plan was adjusted on March 2, 2012 from 2,000,000 to 2,901,360 as a result of the leveraged recapitalization of our Company via a special cash dividend to our stockholders of $15 per share, which was paid on March 1, 2012.  The Plan required the adjustment regardless of whether the leveraged recapitalization via the special cash dividend occurred prior to or after our stockholders’ approval of the Plan, which approval occurred on March 6, 2012.

(4)           As required by the terms of the Previous Plan, the aggregate number of shares of our Common Stock remaining available for future issuance under the Previous Plan as of March 2, 2012 was adjusted on March 2, 2012 from 1,401,470 to 2,033,084 as a result of the leveraged recapitalization of our Company via the special cash dividend to our stockholders of $15 per share.   No fee is being paid with respect to the 2,033,084 shares of Common Stock that were available for issuance under the Previous Plan and are now available for issuance under the Plan, as the registration fee with respect to such shares was previously paid.

(5)           Estimated solely for the purposes of determining the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based on the average of the high and low prices of a share of our Common Stock as reported on the NASDAQ Global Select Market on March 6, 2012.

EXPLANATORY NOTE

Pursuant to the terms of the Cabot Microelectronics Corporation 2012 Omnibus Incentive Plan (the “Plan”), the number of shares of our Common Stock, $.001 par value (“Common Stock”) reserved for issuance under the Plan is 2,901,360 (adjusted as detailed above), plus any shares that are or become available for issuance under the Second Amended and Restated Cabot Microelectronics Corporation 2000 Equity Incentive Plan (the “Previous Plan”) following March 6, 2012, which was the date on which our stockholders approved the Plan.  This Registration Statement registers additional shares of our Common Stock available for issuance under the Previous Plan, for which Registration Statement No. 333-123692 is currently effective.  As required by the terms of the Previous Plan, the aggregate number of shares of our Common Stock available for issuance under the Previous Plan was adjusted on March 2, 2012 from 1,401,470 to 2,033,084 as a result of the leveraged recapitalization of our Company via the special cash dividend to our stockholders of $15 per share.  Therefore, in addition to the 2,901,360 shares of our Common Stock reserved for issuance under the Plan, 2,033,084 shares of our Common Stock plus the shares subject to outstanding awards under the Previous Plan as of March 6, 2012 that expire or are forfeited, cancelled, surrendered or terminated without issuance of shares will be available for future issuance under the Plan.  All new awards will be granted under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

We shall send or give to each participant in the Plan the document(s) containing the information specified in Part I of Form S-8 as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).  In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”), such documents are not being filed with or included in this Registration Statement. These documents, and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

We have filed with the SEC and hereby incorporate by reference the following documents:

(a)
Our Annual Report on Form 10-K for the fiscal year ended September 30, 2011 filed with the Commission on November 22, 2011, which includes our audited financial statements for the fiscal year ended September 30, 2011 (File No. 000- 30205);

(b)	Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2011 filed with the Commission on February 8, 2012 (File No. 000- 30205);
(c)	Our Current Report on Form 8-K filed with the Commission on October 27, 2011 (File No. 000- 30205);
(d)	Our Current Report on Form 8-K filed with the Commission on December 5, 2011 (File No. 000- 30205);
(e)	Our Current Report on Form 8-K filed with the Commission on December 13, 2011 (File No. 000- 30205);
(f)	Our Current Report on Form 8-K filed with the Commission on January 26, 2012 (File No. 000- 30205);
(g)	Our Current Report on Form 8-K filed with the Commission on February 14, 2012 (File No. 000- 30205);
(h)	Our Current Report on Form 8-K filed with the Commission on March 6, 2012 (File No. 000- 30205); and
(i)	The description of our Common Stock contained in our Registration Statement on Form 8-A filed with the SEC on April 3, 2000 (File No. 000-30205).

In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all shares of our Common Stock subject to the Plan have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.  Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information disclosed by us under Items 2.02 or 7.01 of any current report on Form 8-K that we may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Directors and Officers.

              Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation -- a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.  A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

Our bylaws and our certificate of incorporation require us to indemnify to the fullest extent authorized by the DGCL any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture,  trust or other enterprise.

As permitted by section 102(b)(7) of the DGCL, our certificate of incorporation eliminates the liability of a director to the corporation or its stockholders for monetary damages for such breach of fiduciary duty as a director, except for  liabilities arising (a) from any breach of the director’s duty of loyalty to the corporation or its stockholders; (b) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under section 174 of the DGCL; or (d) from any transaction from which the director derived an improper personal benefit.

We maintain primary and excess insurance policies insuring our directors and officers and those of our subsidiaries against certain liabilities they may incur in their capacity as directors and officers.  Under these policies, the insurer, on our behalf, may also pay amounts for which we have granted indemnification to the directors or officers.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

Exhibit No.                                Description

4.1
Amended and Restated By-Laws of Cabot Microelectronics Corporation filed as an exhibit to, and incorporated by reference to Exhibit  3.2 to the Registrant’s Current Report on Form 8-K (No. 000-30205) filed with the Commission on September 24, 2008.

4.2
Form of Amended and Restated Certificate of Incorporation of Cabot Microelectronics Corporation (incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1 (No. 333-95093) filed with the Commission on March 27, 2000.)

4.3
Form of Cabot Microelectronics Corporation Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (No. 333-95093) filed with the Commission on April 3, 2000.)

4.4
Cabot Microelectronics Corporation 2012 Omnibus Incentive Plan (incorporated by reference to Appendix C to the Registrant’s Proxy Statement on Schedule 14A filed with the Commission on January 20, 2012).

5.1	Opinion of Winston & Strawn LLP.

23.1	Consent of Winston & Strawn LLP (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP (Independent Registered Public Accounting Firm).

24.1	Powers of Attorney.

Item 9.  Undertakings.

We hereby undertake:

(a)(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar volume of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the
Commission by us pursuant to Section 13 or Section 15(d) of the Exchange Act.

(a)(2)           That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(a)(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(b)           We hereby undertake that, for purpose of determining any liability under the Securities Act,  each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aurora, State of Illinois, on March 6, 2012.

                                     CABOT MICROELECTRONICS CORPORATION

                                     /s/ William S. Johnson
                                     ----------------------------------
                                     By:  William S. Johnson
                                          Vice President and Chief Financial Officer

Pursuant to  the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE                                                                TITLE                                                      DATE

/s/ William P. Noglows                                                                Chairman of the Board,                                                      March 7, 2012
----------------------------                                                                President and Chief
William P. Noglows                                                                Executive Officer
                (Principal Executive Officer)

/s/  William S. Johnson                                                                Vice President and Chief                                                      March 7, 2012
----------------------------                                                                Financial Officer (Principal
William S. Johnson                                                                   Financial Officer)

/s/ Thomas S. Roman                                                                Corporate Controller                                                               March 7, 2012
---------------------------                                                                (Principal Accounting Officer)
Thomas S. Roman

*                                                                                 Director                                                                                       March 7, 2012
----------------------------
Robert J. Birgeneau

               *                                                                                  Director                                                                                       March 7, 2012
----------------------------
John P. Frazee, Jr.

*                                                                                 Director                                                                                       March 7, 2012
----------------------------
H. Laurance Fuller

*                                                                                Director                                                                                      March 7, 2012
----------------------------
Barbara A. Klein

*                                                                                Director                                                                                      March 7, 2012
----------------------------
Edward J. Mooney

*                                                                               Director                                                                                      March 7, 2012
----------------------------
Steven V. Wilkinson

*                                                                               Director                                                                                     March 7, 2012
----------------------------
Bailing Xia

*By:           /s/ H. Carol Bernstein
           ----------------------------
H. Carol Bernstein
As Attorney-in-fact

INDEX TO EXHIBITS

Exhibit No.                                Description

4.1
Amended and Restated By-Laws of Cabot Microelectronics Corporation filed as an exhibit to, and incorporated by reference to Exhibit  3.2 to the Registrant’s Current Report on Form 8-K (No. 000-30205) filed with the Commission on September 24, 2008.

4.2
Form of Amended and Restated Certificate of Incorporation of Cabot Microelectronics Corporation (incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1 (No. 333-95093) filed with the Commission on March 27, 2000.)

4.3
Form of Cabot Microelectronics Corporation Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (No. 333-95093) filed with the Commission on April 3, 2000.)

4.4
Cabot Microelectronics Corporation 2012 Omnibus Incentive Plan (incorporated by reference to Appendix C to the Registrant’s Proxy Statement on Schedule 14A filed with the Commission on January 20, 2012).

5.1	Opinion of Winston & Strawn LLP.

23.1	Consent of Winston & Strawn LLP (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP (Independent Registered Public Accounting Firm).

24.1	Powers of Attorney.